UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   __  )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Entrx Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402
____________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on
December 16, 2008
____________________

Notice is hereby furnished to the shareholders of Entrx Corporation, a Delaware corporation (“Entrx”), of record as of the close of business on _________________, of the Special Meeting of shareholders thereof, to be held at 10:00 a.m. on December 16, 2008, at the offices of Entrx, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, for the following purposes:

1.
To consider and vote on a proposal to amend Entrx’s Restated and Amended Certificate of Incorporation to effect a reverse stock split, followed by a forward stock split, of Entrx’s common stock, which, if effected, will result in a reduction of the number of our shareholders from an estimated 4,700 to between 900 and 1,000, and the number of our shareholders of record from an estimated 1,480 to approximately 60, by cashing out fractional shares after the reverse stock split. If the proposal is adopted, the shareholdings of a person owning 500 shares or more of Entrx will be unaffected; and the shares held by persons owning less than 500 shares of Entrx will be bought out at the price of $0.35 per share.

2.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on _____________, 2008, or their legal representatives, are entitled to notice and to vote at the Special Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Special Meeting.

A Proxy, Proxy Statement, the 2007 Annual Report on Form 10-KSB, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of Entrx Corporation, and to return it in the envelope provided.

By Order of the Board of Directors

/s/ Peter L. Hauser
Chief Executive Officer and
Chairman of the Board

_____________, 2008

TABLE OF CONTENTS

VOTING INFORMATION	1

PROPOSAL TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK	4
Summary	4
Negative Aspects of the Reverse/Forward Split	5
Effect on Shareholders	5
Reasons for the Reverse/Forward Split	6
Structure of the Reverse/Forward Split	7
Background and Purpose of the Reverse/Forward Split	8
Effect of the Reverse/Forward Split on Entrx Shareholders	9
Fairness of the Reverse/Forward Split	11
Effect of the Reverse/Forward Split on Entrx	12
Stock Certificates	13
Certain Federal Income Tax Consequences	13
Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Split	13
Federal Income Tax Consequences to Cashed-Out Shareholders	13
Appraisal Rights	15
Reservation of Rights	15
Board of Directors’ Recommendation	15

COMMON STOCK OWNERSHIP	15
Share Ownership of Officers and Directors	15

Share Ownership of Certain Beneficial Owners	16

SHAREHOLDER PROPOSALS	18

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Entrx Corporation (hereinafter referred to as “Entrx” or “we”), in connection with the solicitation by the Board of Directors of Entrx of proxies to be voted at the special meeting of Entrx shareholders (the “Meeting”), to be held at 10:00 a.m. on December 16, 2008 at the offices of Entrx at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota. This Proxy Statement and the accompanying form of Proxy (the “Proxy”) were first mailed on approximately _______________, 2008 to the shareholders of record of Entrx as of the close of business on ____________, 2008.

VOTING INFORMATION

Who is entitled to vote?

The holders of common stock of Entrx who are shareholders of record on ________________, 2008, may vote at the Meeting. As of ________________, 2008, there were 7,656,147 shares of Entrx's common stock outstanding.

What are you voting on?

At the Meeting, you will be voting on a proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse stock split, followed by a forward stock split, of Entrx’s common stock, which, if effected, will result in a reduction of the number of our shareholders from an estimated 4,700 to between 900 and 1,000, and the number of our shareholders of record from an estimated 1,480 to approximately 60, by cashing out fractional shares after the reverse stock split. If you own more than 500 shares of Entrx’s common stock, your share ownership will not be affected.

We may also vote on other matters incidental to the conduct of the Meeting.

How does the Board recommend you vote on the proposals?

The Board recommends that you vote your shares FOR the proposed amendments to Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock.

Who will be soliciting your vote?

The Board is soliciting your vote by mail through this Proxy Statement. However, your vote may also be solicited in person or by telephone by an officer of Entrx who will act without special compensation. We have also engaged The Altman Group to solicit proxies. For its services, we will pay The Altman Group a base fee of approximately $8,000 plus out-of-pocket expenses. We do not expect that The Altman Group will solicit more than 150 shareholders. Other than the forgoing, no one has been engaged to directly or indirectly make solicitations or recommendations relating to the election of directors, or the reverse, followed by a forward, stock split. Brokers/dealers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Entrx’s common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by Entrx.

How can you vote?

If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by mail. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do you vote?

By mail:

You can vote by mail by following the instructions on the accompanying form of Proxy, signing the Proxy, and mailing it to the address noted on the Proxy or by using the accompanying envelope provided for that purpose. The persons named as proxies on the Proxy will vote your shares in accordance with your instructions. If you sign and submit your Proxy without giving instructions, the proxies named on the Proxy will vote your shares as recommended by the Board of Directors.

By telephone:

You can vote by telephone by calling 800-____-_____ on any business day between the hours of 9:00 a.m. and 3:30 p.m. CST, prior to December ___, 2008. You should have the accompanying proxy available when you call so that you can be properly identified.

How can you revoke your Proxy?

If you are a shareholder of record, you can revoke your Proxy by:

•	Submitting a new Proxy received by us prior to the meeting;

•	If you voted by telephone, by calling the same number you used to vote by telephone until 3:30 p.m. CST, December ___, 2008;

•	Giving written notice prior to the meeting to Entrx's Secretary, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, stating that you are revoking your Proxy; or

•	Attending the Meeting and voting your shares in person.

Merely attending the meeting without voting will not revoke your Proxy.

If you are a street name shareholder, you may revoke your Proxy only as instructed by the bank, broker or other nominee holding your shares.

How do you sign the Proxy?

Sign your name exactly as it appears on the Proxy. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign the Proxy, not the minor or other beneficiary.

If the shares are held in joint ownership, both owners should sign the Proxy. If, however, only one of the owners signs, that Proxy (referred to as the “first Proxy”) will be counted, unless one or more of the other owners signs a Proxy or casts a vote which is in conflict with the first Proxy, in which case the vote of the majority of the owners in interest shall be entitled to vote or give authority to vote all of the shares. If more than one owner votes, but the vote is evenly split on an issue, the shares may be voted proportionately; that is, one-half of the shares may be voted on one side of the issue, and the other half on the other side.

What does it mean if you receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each Proxy you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How many votes are needed for approval of the proposal?

Approval of the proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock, requires the affirmative vote of the holders of a majority of the outstanding shares of Entrx’s common stock, or 3,828,074 or more shares.

Prior Vote on the Proposal.

At a special meeting of the shareholders held on January 28, 2008, we presented and conducted a vote upon a proposal substantially identical to the one being presented in this Proxy Statement. The proposal did not pass. The vote was 2,288,781 in favor and 800,106 against. Even though more shareholders voted in favor of the proposal than voted against the proposal by a wide margin, we failed to get the required affirmative vote of shareholders owning a majority of our outstanding shares.

What is a broker non-vote?

A broker non-vote with respect to a proposal occurs when a broker submits a Proxy that does not indicate a vote on that proposal because the broker did not receive instructions from the beneficial owner on how to vote on that proposal and does not have discretionary authority to vote in the absence of instructions.

How can you attend the Meeting?

If you are a shareholder of record on _____________, 2008, you can attend the Meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the Meeting by presenting acceptable identification along with evidence of your beneficial ownership of Entrx common stock.

PROPOSAL 1

PROPOSAL TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK

Summary

Term Sheet

o	We plan to cause a reverse stock split of our common stock on a 1 for 500 share basis, whereby each 500 shares of our common stock will be converted into one share.

o	The reverse stock split will result in shareholders who own less than 500 shares of our common stock holding only a fractional share (less than one share).

o	We will purchase the fractional shares of our shareholders who held less than 500 shares before the reverse stock split.

o	We will not purchase any shares from our shareholders who hold 500 or more shares before the reverse stock split.

o	The cash price for the fractional shares (the “Cash-Out Price”) will be based upon a per share price of $0.35 prior to the reverse stock split.

o
Immediately following the reverse stock split, and excluding those shareholders left with only a fractional share, we will cause a forward stock split of our common stock, whereby each share of our common stock will be converted back into 500 shares.

o	The effective date of the reverse and forward stock split, if effected, will be 6:01 p.m. (eastern standard time) _______________, 2008.

As a result of the foregoing, if you owned less than 500 shares you will receive cash for your fractional shares, and if you owned 500 shares or more you will retain the shares you owned prior to the implementation of the reverse stock split.

Discussion

The Board of Directors has authorized, and recommends for your approval a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of Entrx’s Common Stock;

The proposed transaction is comprised of a reverse stock split (the "Reverse Split") pursuant to which each 500 shares of Common Stock registered in the name of a shareholder at the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the "Forward Split") pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 500 shares of Common Stock. As permitted under Delaware law, shares of Common Stock that would be converted into less than one share in the Reverse Split will instead be converted into the right to receive a cash payment as described below (we refer to the Reverse Split, the Forward Split and these cash payments, collectively, as the "Reverse/Forward Split"). However, if a registered shareholder holds 500 or more shares of Common Stock in his or her account at the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split.

The Board will have the discretion to determine whether to effect the Reverse/Forward Split, if approved by the shareholders, and reserves the right to abandon such transaction even if approved by the shareholders (see "Reservation of Rights"). If shareholders approve and the Board elects to implement the Reverse/Forward Split, the Reverse/Forward Split will be consummated as to shareholders of record as of 6:01 p.m. (eastern standard time) on ______________, 2008, upon the filing of the necessary amendments to Entrx's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"). The form of proposed amendments to Entrx's Restated Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this Proxy Statement as Appendix A.

Entrx believes that the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses for Entrx and provide holders of fewer than 500 shares with an efficient, cost-effective way to cash-out their investments.

It is currently estimated that following the Reverse/Forward Split, Entrx will have between 900 and 1,000 common stock shareholders, approximately 60 of whom will be of record. Section 12(g)(4) of the Securities Exchange Act of 1934 provides that the Company can terminate its registration under that Act upon the filing of a certificate to the Securities and Exchange Commission that it has less than 300 shareholders. Upon such termination, our obligations under the Securities Exchange Act of 1934, including our obligations to file publicly available periodic reports with the Securities and Exchange Commission and to provide our shareholders with proxy statements prior to shareholder meetings, would cease. While we would have the ability to terminate our registration under the Securities Exchange Act, we have no present intention to do so.

We have not sought any report, opinion or appraisal from any third party in connection with the Reverse/Forward Split.

Negative Aspects of the Reverse/Forward Split

Shareholders owning less than 500 shares should consider the following negative aspects of the Reverse/Forward Split:

o	The Cash-Out Price we pay for the fractional shares may be less than the market price on the Effective Date.

o	You will no longer be entitled to vote as a shareholder of Entrx.

o	You will no longer be entitled to share in any assets, earnings or dividends in Entrx.

o	You will no longer be entitled to the receipt of proxy statements or other information material provided by Entrx to its shareholders.

Shareholders owning 500 shares or more should consider the following negative aspects of the Reverse/Forward Split:

o
While we do not intend to do so, following the Reverse/Forward Split, we could terminate our registration under the Securities Exchange Act of 1934, in which case we would no longer be required to provide you with information regarding the Company through the filing of proxy statements, periodic reports and other reports required to be filed with the Securities and Exchange Commission.

Effect on Shareholders

If approved by shareholders at the Meeting and implemented by the Board, the Reverse/Forward Split will affect Entrx shareholders as follows:

Shareholder before completion of the Reverse/Forward Split	Net effect after completion of the Reverse/Forward Split
Registered shareholders holding 500 or more shares of Common Stock.	None.

Registered shareholders holding fewer than 500 shares of Common Stock.	Shares will be converted into the right to receive cash (see "Fairness of the Reverse/Forward Split" at page ___).

Shareholders holding Common Stock in street name through a nominee (such as a bank or broker).
Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Reasons for the Reverse/Forward Split

The Board recommends that shareholders approve the Reverse/Forward Split transaction described herein for the following reasons. These, and other reasons, are described in detail under "Background and Purpose of the Reverse/Forward Split" below.

Issue	Solution
Entrx has a large number of shareholders. Specifically, of the approximately 4,700 shareholders, approximately 3,800 own less than 500 shares and approximately 2,500 own less than 100 shares. Continuing to maintain accounts for these shareholders, including costs associated with required shareholder mailings, will cost Entrx approximately $20,000 per year.
The Reverse/Forward Split will reduce the number of shareholders which own relatively few shares, resulting in a cost saving to Entrx.

In many cases it is relatively expensive for shareholders with fewer than 500 shares to sell their shares on the open market.
The Reverse/Forward Split cashes out shareholders with small accounts without transaction costs such as brokerage fees. However, if these shareholders do not want to cash out their holdings of Common Stock, they may purchase additional shares on the open market to increase the number of shares of Common Stock in their account to at least 500 shares, or if applicable, consolidate/transfer their accounts into an account with at least 500 shares of Common Stock.

Structure of the Reverse/Forward Split

The Reverse/Forward Split includes both a reverse stock split and a forward stock split of the Common Stock. If the Reverse/Forward Split transaction is approved by shareholders and implemented by the Board, the Reverse Split is expected to occur at 6:00 p.m. Delaware time on the Effective Date and the Forward Split is expected to occur at 6:01 p.m. Delaware time on the Effective Date. Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one share of Common Stock for each 500 shares of Common Stock held in his or her account at that time. If a registered shareholder holds at least 500 shares of Common Stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered shareholder who holds fewer than 500 shares of Common Stock in his or her account at the time of the Reverse Split (also referred to as a "Cashed-Out Shareholder") will receive a cash payment instead of fractional shares. This cash payment has been determined and will be paid as described below under "Fairness of the Reverse/Forward Split" at page ___. Immediately following the Reverse Split, all shareholders who are not Cashed-Out Shareholders will receive 500 shares of Common Stock for every one share of Common Stock they held following the Reverse Split. We intend for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as "Cashed-Out Shareholders." However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

In general, the Reverse/Forward Split can be illustrated by the following examples:

Hypothetical Scenario	Result
Mr. Anderson is a registered shareholder who holds 400 shares of Common Stock in his account immediately prior to the Reverse/Forward Split.
Instead of receiving a fractional share of Common Stock after the Reverse Split, Mr. Anderson's shares will be converted into the right to receive cash. Applying the Cash-Out Price of $0.35 per share, Mr. Anderson would receive $140 ($0.35 x 400 shares).

Note: If Mr. Anderson wants to continue his investment in Entrx, he can, prior to the Effective Date, buy at least 100 more shares and hold them in his account with the 400 shares he already has, giving him 500 shares. Mr. Anderson would have to act far enough in advance of the Reverse/Forward Split so that the purchase is completed and the additional shares are credited in his account by the close of business (eastern standard time) on the Effective Date.

Hypothetical Scenario	Result
Ms. Smith has two separate record accounts. As of the Effective Date, she holds 300 shares of Common Stock in one account and 400 shares of Common Stock in the other. All of her shares are registered in her name only.

As described above, Ms. Smith will receive cash payments equal to the Cash-Out Price of $0.35 per share for her Common Stock in each record account instead of receiving fractional shares. Accordingly, Ms. Smith would receive two checks totaling $245 (300 x $0.35 = $105; 400 x $0.35 = $140; $105 + $140 = $245).

Note: If Ms. Smith wants to continue her investment in Entrx, she can consolidate or transfer her two record accounts prior to the Effective Date into an account with at least 500 shares of Common Stock. Alternatively, she can buy at least 200 more shares for the first account and at least 100 more shares for the second account. She would have to act far enough in advance of the Reverse/Forward Split so that the consolidation or the purchase is completed by the close of business (eastern standard time) on the Effective Date.

Mr. Johnson holds 500 shares of Common Stock as of the Effective Date.	After the Reverse/Forward Split, Mr. Johnson will continue to hold all 500 shares of Common Stock.

Ms. Jones holds 1,000 shares of Common Stock in a brokerage account as of the Effective Date.
Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures. Ms. Jones should contact her nominees to ascertain the procedure being adopted by that nominee.

Background and Purpose of the Reverse/Forward Split

Entrx has a shareholder base of approximately 4,700 shareholders. This is a relatively large number of shareholders for a company of our size. As of ________________________, 2008, approximately 3,800 holders of our Common Stock owned fewer than 500 shares. At that time, these 3,800 shareholders represented approximately 81% of the total number of holders of Common Stock, but held in the aggregate approximately 360,000 shares, or only five percent of the total number of outstanding shares of Common Stock.

Entrx expects to benefit from a cost saving as a result of the Reverse/Forward Split. The cost of administering each registered shareholder's account is the same regardless of the number of shares held in that account. Therefore, Entrx's costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In connection with an annual shareholder meeting, each registered and street name shareholder would cost Entrx approximately $5.00, or at least $20,000, for transfer agent and other administrative fees as well as printing and postage costs to mail proxy materials and the annual report. We expect that these costs will only increase over time.

Moreover, the Reverse/Forward Split will provide shareholders with fewer than 500 shares of Common Stock with a cost-effective way to cash out their investments, because Entrx will pay all transaction costs in connection with the Reverse/Forward Split. Otherwise, shareholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock. The Reverse/Forward Split will eliminate these problems for most shareholders with small holdings.

In light of these disproportionate costs, the Board believes that it is in the best interests of Entrx and its shareholders to eliminate the administrative burden and costs associated with such small accounts, and to provide our less-than-500-share shareholders a way of disposing of their shares on an economical basis.

The estimated cost of effecting the Reverse/Forward Split, including the cost of soliciting proxies, legal fees and stock transfer fees, is $40,000 (not counting the amount we will pay for fractional shares). Printing and mailing costs in connection with the proxy statement for this Meeting are only marginally increased by reason of the Reverse/Forward Split. None of our executive officers, directors or affiliates that own any shares of our common stock own less than 500 shares, and none of them will accordingly be cashed out.

Entrx has in the past and may in the future pursue alternative methods of reducing its shareholder base, whether or not the Reverse/Forward Split is approved and implemented, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. However, there can be no assurance that Entrx will decide to pursue any such transaction.

Effect of the Reverse/Forward Split on Entrx Shareholders

Registered Shareholders with Fewer Than 500 Shares of Common Stock:

If we complete the Reverse/Forward Split and you are a Cashed-Out Shareholder (i.e., a shareholder holding fewer than 500 shares of Common Stock immediately prior to the Reverse Split):

o	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

o	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See "Fairness of the Reverse/Forward Split" at page ___.

o
After the Reverse Split, you will have no further interest in Entrx with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in Entrx's assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

o	You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

o
As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

If You Hold Book-Entry Shares:

o
Most of Entrx's registered shareholders hold their shares in book-entry form under the Direct Registration System for securities. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

o
If you are a Cashed-Out Shareholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If You Hold Certificated Shares:

o
If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Entrx's transfer agent, American Stock Transfer, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

o	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

o	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

NOTE: If you want to continue to hold Common Stock after the Reverse/Forward Split, you may do so by taking either of the following actions far enough in advance so that it is completed by the Effective Date:

(1) purchase a sufficient number of shares of Common Stock on the open market so that you hold at least 500 shares of Common Stock in your account prior to the Reverse Split; or

(2) if applicable, consolidate your accounts so that you hold at least 500 shares of Common Stock in one account prior to the Reverse Split.

Registered Shareholders with 500 or More Shares of Common Stock:

If You Hold Certificated Stock:

If you are a registered shareholder with 500 or more shares of Common Stock as of 6:00 p.m. Delaware time on the Effective Date, we will first reclassify your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 6:01 p.m. Delaware time, we will reclassify your shares in the Forward Split into 500 times the number of shares you held after the Reverse Split, which will result in the same number of shares you held before the Reverse Split. As a result, the Reverse/Forward Split will not affect the number of shares that you hold if you hold 500 or more shares of Common Stock immediately prior to the Reverse Split. To illustrate, if we were to effect the 1-for-500 Reverse/500-for-1 Forward Split and you held 1,000 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into two shares in the Reverse Split and then back to 1,000 shares in the Forward Split.

If You Hold Shares in Street Name:

Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees.

Option and Warranty Holders:

If you hold options or warrants to purchase Entrx stock, the Reverse/Forward Split will not affect the number of shares of Common Stock you may acquire under those options or warrants.

Fairness of the Reverse/Forward Split

Cashed-Out Shareholders

We believe that the Reverse/Forward Split is fair to all of our shareholders who are being cashed out, and who are not considered affiliates of Entrx by reason of positions of control. Based upon the Cash-Out Price of $0.35, a shareholder owning 499 shares would receive $174.65, without paying a commission. This is an opportunity for shareholders with small holdings to obtain the value of the shares without payment of a commission, which would, in many cases, equal or exceed the value of the shares. For a relatively small amount of money, shareholders can also acquire additional shares to bring their holdings to 500 shares or greater.

We have reported earnings of $602,000, or $0.08 per share, for 2007, and $454,955, or $0.06 per share, for the first six months of 2008. We project that we will be profitable for the third quarter of 2008, and for the entire year. Entrx has not paid any cash dividends for at least the past five years, and does not plan to do so in the near future.

Our historical profits and losses since 2003 are as follows:

Year	Profit (Loss)	Per Share
2007	$602,000	$0.08
2006	2,052,000	0.26
2005	(1,743,000)	(0.23)
2004	611,000	0.08
2003	(3,006,000)	(0.41)

Significant swings in our profits and losses over the past approximately five years have often been greatly influenced by events outside of normal day-to-day operations, such as the sale of our office and manufacturing facilities in 2006. Nevertheless, our earnings history has been erratic, and may be an unreliable criterion by which to measure the value of our common stock.

Our book value per share was $0.90 at June 30, 2008. Because of the uncertainty of future asbestos claims, management is of the opinion that it would be unlikely that we could realize that amount in the sale or liquidation of our company. This book value does, however, exceed the fractional share purchase price of $0.35 per share.

We continually seek ways to increase shareholder value. If any of our attempts to do so prove successful, a cashed-out shareholder will not be able to participate in that success unless he or she subsequently acquires shares of Entrx. On the other hand, there is no assurance that we will be successful in such attempts.

Entrx Corporation common stock is traded sporadically over the counter, and bid and asked quotations, as well as transactions, are reported in the pink sheets. The high and low closing bid quotations, as reported in the pink sheets for each quarter since October 1, 2006, are as follows:

	High Bid	Low Bid
2006
4th Quarter	0.23	0.11
2007
1st Quarter	0.47	0.16
2nd Quarter	0.34	0.17
3rd Quarter	0.38	0.16
4th Quarter	0.46	0.28
2008
1st Quarter	$0.42	$0.25
2nd Quarter	$0.32	$0.21
3rd Quarter	$0.21	$0.21

At the close of business on ___________, 2008, the closing bid price of our common stock was $0.___ per share. The average closing bid price of our common stock over the past 20 trading days ending on ___________, 2008 was approximately $0.___ per share. The 52-week price range of our common stock, ending on September 30, 2008, was $0.21 to $0.46. In establishing the Cash-Out Price of $0.35 per share, we have primarily taken into consideration the historical market price of our common stock, and not necessarily the price quoted on ___________, 2008, as the day to day market price is easily and materially affected by small dollar amounts of trading.

Shareholders Who Are Not Cashed-Out

Unaffiliated shareholders owning 500 shares or more of our common stock are not adversely affected financially. The Cash-Out Price is anti-dilutive in terms of Entrx’s book value. There is no materially adverse financial consequence to Entrx which would affect the value of our continuing shareholders’ shares. Trading volume in our stock is unlikely to be affected, as we believe that trading in blocks of less than 500 shares represents only a small fraction of our trading volume.

While we do not intend to apply for deregistration under the Securities Exchange Act of 1934, if we were to do so, we would not be obligated to provide our continuing shareholders with information as mandated under the Securities Exchange Act. See “Effect of the Reverse/Forward Split on Entrx” below.

The ability of management or other shareholders owning more than 5% of our outstanding common stock to exercise control by an increased percentage ownership interest in Entrx will not be meaningfully enhanced. The percentage ownership of our outstanding common stock by our executive officers, directors and director nominees as a group will increase only from 15.9% to 16.6%. See “Common Stock Ownership” below.

Effect of the Reverse/Forward Split on Entrx

It is currently estimated that following the Reverse/Forward Split, Entrx will have between 900 and 1,000 common stock shareholders, approximately 60 of whom will be of record. Section 12(g)(4) of the Securities Exchange Act of 1934 provides that the Company can terminate its registration under that Act upon the filing of a certificate with the Securities and Exchange Commission stating that it has less than 300 shareholders of record. Upon such termination, our obligations under the Securities Exchange Act of 1934, including our obligations to file publicly available periodic reports with the Securities and Exchange Commission and to provide our shareholders with proxy statements prior to shareholder meetings, would cease. We do not intend to terminate our registration under the Securities Exchange Act in the near future.

On ___________, 2008, there were 7,656,147 shares of Common Stock issued and outstanding. The number of shares of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. On the other hand, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Shareholders immediately prior to the Reverse Split.

The total number of shares that will be cashed-out and the total cash to be paid by Entrx is unknown at this time; we estimate, however, that 360,000 shares may be cashed out, and that the cash payments that will be paid to Cashed-Out Shareholders, including both registered and street name holders, will be approximately $125,000. The actual amounts will depend on the number of Cashed-Out Shareholders on the Effective Date, which may vary from the number of such shareholders on ___________, 2008. Payment for the shares of Cashed-Out Shareholders will come out of our cash reserves. All shares acquired will be held in treasury and eventually retired.

The par value of the Common Stock will remain at $.10 per share after the Reverse/Forward Split.

Stock Certificates

The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered shareholders owning 500 or more shares of Common Stock immediately prior to the Reverse Split. Old certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

Any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Entrx's transfer agent, American Stock Transfer, before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to Entrx and shareholders resulting from the Reverse/Forward Split. This summary is based on U.S. federal income tax law existing as of the date of this Proxy Statement, and such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free "recapitalization" for federal income tax purposes. Accordingly, the Reverse/Forward Split will not result in any material federal income tax consequences to Entrx.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Split

If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split, and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Cashed-Out Shareholders

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split, as explained below.

Shareholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse/Forward Splits

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) do not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Common Stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

o
"Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in Entrx resulting from the Reverse/Forward Split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test. In consultation with your own tax advisor, you should determine whether that Internal Revenue Service ruling would, or would not, apply given your particular facts and circumstances.

o
"Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse/Forward Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse/Forward Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

Shareholders Who Both Receive Cash and Continue to Hold Common Stock Immediately After the Reverse/Forward Splits

If you both receive cash as a result of the Reverse/Forward Split and continue to hold Common Stock immediately after the Reverse/Forward Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Common Stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Shareholders who Exchange all of their Common Stock for Cash as a Result of the Reverse/Forward Split.") In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

The preceding summary was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalties. It is intended to provide general information in support of the Board of Directors’ recommendation to effect the Reverse/Forward Split. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Split, in light of your specific circumstances.

Appraisal Rights

Shareholders do not have appraisal rights under Delaware state law or under Entrx's Restated and Amended Certificate of Incorporation or By-laws in connection with the Reverse/Forward Split.

Reservation of Rights

We reserve the right to abandon the Reverse/Forward Split without further action by our shareholders at any time before the filing of the necessary amendments to Entrx's Restated and Amended Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our shareholders at the Special Meeting, and by voting in favor of the Reverse/Forward Split you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

Board of Directors’ Recommendation

The Board of Directors Recommends That You Vote for the Proposals to Amend the Restated and Amended Certificate of Incorporation of Entrx Corporation to Effect the Reverse/Forward Split.

COMMON STOCK OWNERSHIP

Share Ownership of Officers and Directors

The following table sets forth certain information as of ___________, 2008, with respect to the shares of common stock beneficially owned by: (i) each director; (ii) each executive officer; and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. The table also reflects the percentage of outstanding shares beneficially owned in each case, and the pro forma percentage which would be owned as if the Reverse/Forward Split was effected on ___________, 2008. The address for each shareholder is 800 Nicollet Mall, Suite 2690, Minneapolis, MN 55402, except for Mr. Trueblood, whose address is 1818 Rossyln Avenue, Fullerton, CA 92831. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name of Beneficial Owner	Position	Number of Common Shares Beneficially Owned		Percentage of Outstanding Shares(7)	Pro Forma Percentage of Outstanding Shares (7)(8)
Peter L. Hauser	Chief Executive Officer and Director	987,075	(1)	12.5	13.2
David E. Cleveland	Director	10,000		*	*
Joseph M. Caldwell	Director	130,000	(2)	1.7	1.8
E. Thomas Welch	Director	65,000	(3)	*	*
Brian D. Niebur	Chief Financial Officer	80,000	(4)	1.0	1.1
David R. Trueblood	President of Metalclad Insulation Corporation, a wholly owned subsidiary of Entrx	7,000	(5)	*	*
All current executive officers and directors, as a group (6 persons)		1,279,075	(6)	15.9	16.6
____________________
*	Less than 1%
(1)	Includes 210,000 shares that Mr. Hauser may acquire upon the exercise of outstanding stock options and warrants.
(2)	Includes 90,000 shares that Mr. Caldwell has the right to acquire upon the exercise of outstanding stock options.
(3)	Includes 25,000 shares that Mr. Welch may acquire upon the exercise of outstanding stock options.
(4)	Includes 70,000 shares which Mr. Niebur may acquire upon the exercise of outstanding stock options.
(5)	Includes 7,000 shares which Mr. Trueblood may acquire upon the exercise of outstanding stock options.
(6)	Assumes that each shareholder listed exercised all options available to that person which would vest as of ______________, 2008.
(7)
The percentage of outstanding shares of common stock as shown in the table above is calculated on 7,656,147 shares outstanding, as of ______________, 2008, plus it assumes in each case that the shareholder exercised all vested options available to that person as of _____________, 2008.

(8)	Assumes the Reverse/Forward Split was effected as of _________________, 2008, and that the number of shares redeemed is 360,000, leaving an estimated 7,296,147 shares outstanding.

Share Ownership of Certain Beneficial Owners

The following table sets forth the name, address, number of shares of Entrx's common stock beneficially owned, and the percentage of the outstanding shares of common stock such shares represent (both before and after the proposed Reverse/Forward Split), of each person or group of persons, known by Entrx to beneficially own more than 5% of Entrx's outstanding common stock as of ________________, 2008. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Before Reverse/Forward Split Percentage of Outstanding Shares (6)	After Reverse/Forward Split Percentage of Outstanding Shares (6)(7)
Peter L. Hauser 16913 Kings Court Lakeville, MN 55044	987,075	(1)	12.5	13.2

Wayne W. Mills 5020 Blake Road Edina, MN 55436	575,000	(2)	7.5	7.8

Grant S. Kesler 3739 Brighton Point Drive Salt Lake City, UT 84121	764,335	(3)	9.2	9.7

Anthony C. Dabbene 26921 Magnolia Court Laguna Hills, CA 92653	487,200	(4)	6.0	6.3

George W. Holbrook, Jr. 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	451,615	(5)	5.9	6.2

James R. McGoogan 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	387,740	(5)	5.1	5.3

Bradley Resources Company 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	376,255	(5)	4.9	5.2
________________
(1)
Includes 10,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.55 per share, and 200,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.50 per share.

(2)	Includes shares which are owned by Mr. Mills’ Individual Retirement Account, and 50,000 shares which Mr. Mills may purchase under a currently exercisable option at $1.03 per share.
(3)	Includes 620,000 shares which Mr. Kesler may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(4)	Includes 450,000 shares which Mr. Dabbene may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.

(5)
As reported in a Form 13-G on January 7, 2005, Messrs. Holbrook and McGoogan own 75,360 and 11,485 shares, respectively, of our common stock and are both partners of Bradley Resources Company with shared voting and dispositive power with respect to the 476,255 shares owned by Bradley Resources Company. Included in the shares owned by Mr. Holbrook is a warrant to purchase 50,000 shares. Bradley Resources Company, Mr. Holbrook and Mr. McGoogan may be considered to be a “group” as defined under Rule 13d-5 of the Securities Exchange Act of 1934, with the power to vote and dispose of an aggregate of 463,100 shares of our common stock, or 6.0% of our common stock.

(6)
The percentage of outstanding shares of common stock shown in the table above is calculated based upon 7,656,147 shares outstanding as of the close of business ______________, 2008, plus it assumes in each case that the shareholder exercised all options available to that person that would vest within 60 days thereafter.

(7)	Assumes the Reverse/Forward Split was effected as of ______________, 2008, and that the number of shares redeemed is 360,000, leaving an estimated 7,296,147 shares outstanding.

SHAREHOLDER PROPOSALS

Proposals that shareholders may wish to present at the annual meeting of Entrx's shareholders in 2009 must be received by Entrx in writing at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, 55402, prior to February 28, 2009, in order to be included in the proxy statement and form of proxy relating to that meeting.

Entrx's latest Annual Report on Form 10-KSB for the year ended December 31, 2007, without the exhibits listed in the Form 10-KSB, and Entrx’s latest filed Quarterly Report on Form 10-Q for the six-month period ended June 30, 2008, both of which have been filed with the Securities and Exchange Commission, have been furnished to each shareholder of record as of __________________, 2008, and have been furnished to nominees of street-name shareholders in sufficient quantities to be provided to all beneficial shareholders on  ___________,2008. If, however, you as a record or beneficial shareholder on the record date did not receive a copy of the Annual Report on Form 10-KSB or the Quarterly Report on Form 10-Q, you may request in writing that a copy of each be mailed to you, making a representation (in the case of a street name shareholder) that you were a beneficial owner of Entrx's shares on the record date. Upon such request, the Form 10-KSB Annual Report and Form 10-Q Quarterly Report will be mailed to you without charge. If you would like a copy of any of the exhibits listed in the Form 10-KSB Annual Report, we will mail you a copy upon request and upon the payment of $5.00 per document, and $0.25 per page. All requests should be made in writing and addressed to Brian Niebur, Chief Financial Officer, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

A form of Proxy is enclosed for your use. Please date, sign and return the Proxy at your earliest convenience. Prompt return of your Proxy will be appreciated.

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTRX CORPORATION

The undersigned, Peter L. Hauser, President of Entrx Corporation, a Delaware corporation (the “Corporation”), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation (there being only common stock outstanding), at a duly called and held meeting thereof on December 16, 2008, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Section 4.1 contained in the Fourth Article of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

FOURTH:

Section 4.1

Without regard to any other provisions of this Certificate of Incorporation, each one share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one five-hundredth (1/500) of a fully paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 500 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such factional shares, the Corporation shall cancel such fractional shares and pay the holders thereof the fair value of such factional shares in cash, all as of the time when this amendment becomes effective.

The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

IN WITNESS WHEREOF, Entrx Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this _____ day of __________, 2008.

ENTRX CORPORATION

By:

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTRX CORPORATION

The undersigned, Peter L. Hauser, President of Entrx Corporation, a Delaware corporation (the “Corporation”), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation (there being only common stock outstanding), at a duly called and held meeting thereof on December 16, 2008, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Section 4.1 contained in the Fourth Article of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

FOURTH:

Section 4.1

Without regard to any other provisions of this Certificate of Incorporation, each one share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (including each fractional share in excess of one share held by any stockholder and each fractional share in excess of one share held by the Corporation) immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and changed (without any further act) into 500 hundred fully paid and nonassessable share of Common Stock (or, with respect to such fractional shares, such lesser number and shares and fractional shares as may be applicable based up such 500/1 ration), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

IN WITNESS WHEREOF, Entrx Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this _____ day of __________, 2008.

ENTRX CORPORATION

By:

PROXY
ENTRX CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors and
Management of Entrx Corporation

The undersigned, revoking all prior proxies, hereby appoints Peter L. Hauser and E. Thomas Welch, and each or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Entrx Corporation (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of Entrx Corporation, to be held at the offices of the Company, Suite 2690, 800 Nicollet Mall, Minneapolis, Minnesota, on December 16, 2008, at 10:00 a.m. or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified below:

Reverse/Forward Stock Split
FOR an amendment to the Company’s Restated and Amended Certificate of Incorporation which will result in a 1-for-500 reverse common stock split, and an amendment to the Company’s Restated and Amended Certificate of Incorporation which will be effective one minute later and result in a 500-for-1 share forward common stock split

AGAINST: Check the box below only if you wish to vote Against such amendments. ☐

NOTE: In their discretion, the proxies are authorized to vote upon matters which are incidental to the conduct of the Special Meeting, and upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ENTRX CORPORATION AND WILL BE VOTED IN FAVOR OF THE AMENDMENTS TO THE COMPANY’S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION EFFECTING A REVERSE FOLLOWED BY A FORWARD STOCK SPLIT, UNLESS OTHER INSTRUCTIONS ARE GIVEN.

Signature(s)        Dated     , 2008

Please sign exactly as your name appears hereon; if stock is held jointly, each owner must sign. When signing as executor, trustee, guardian, attorney, agent or proxy, please indicate title. Please sign, date and return this Proxy promptly.